Exhibit 99.1

LIBERTY MEDIA CORPORATION ANNOUNCES FINANCING UPDATES

Englewood, Colorado, November 3, 2008 - Liberty Media Corporation (“Liberty”) (NASDAQ: LMDIA, LMDIB, LCAPA, LCAPB, LINTA, LINTB) today released updated and incremental information on its financial position and financing plans.

“Liberty continues to use our large cash position to reduce our debt at a discount to face value and shrink other contingent exposures,” said Greg Maffei, Liberty President and CEO.  “Given the turbulent markets, we are efficiently reducing financial risk and increasing transparency to give investors greater certainty.”

Swaps

Liberty is a party to two sets of swap arrangements related to its debt securities; one referencing a portion of its exchangeable debentures and the other referencing a portion of its senior debentures.  Liberty entered into these swaps in an attempt to reduce the price at which the bonds are eventually retired.  The recent decline in Liberty’s bond prices caused these swaps to hit certain “triggers” that allowed the counterparties to terminate the swaps.

Liberty has reached agreement on the termination of the swap arrangement on its exchangeable debentures by payment to the counterparty of $197.3 million.  This payment will be funded with a combination of available cash and a drawdown on an existing credit facility secured by an equity derivative, in both cases attributed to Liberty Capital.  Liberty expects to enter into a new swap agreement related to these exchangeable debentures at a lower notional amount of $150 million.

Liberty has also given notice to settle the swap on its senior debentures by payment to the counterparty of $23.4 million and expects to complete this today.  As a result of this settlement, Liberty will retire $124.8 million face amount of debt.  The difference between the cash settlement amount and the face amount of debt retired represents previously posted cash collateral related to this swap.  After this termination Liberty will have no swaps that reference its senior debentures.

Change in Debt Attribution

The change in attribution of Liberty Media LLC’s 3.25% exchangeable senior debentures due 2031 (the “Viacom Exchangeable Debt”) and cash from Liberty Entertainment to Liberty Interactive was done primarily to provide additional liquidity to Liberty Interactive which will use the cash to fund the tender offer described below.  If this tender is successful, it will reduce Liberty Interactive’s interest expense.  The Viacom Exchangeable Debt, which has a face amount at maturity of $551 million, was formerly attributed to Liberty Entertainment.  In consideration of the attribution of this liability to Liberty Interactive, $380 million of cash that had been attributed to Liberty Entertainment is now attributed to Liberty Interactive.  The change in attribution of the debt and cash was intended to be a value neutral transaction and fair to both of the tracking stocks.  It is also a necessary step in any potential split-off of Liberty Entertainment, which continues to be evaluated.  In determining the amount of cash to be attributed to Liberty Interactive, Liberty’s Board of Directors, in consultation with its financial advisor, took into account a number of factors, including recent market prices and the tax characteristics of the Viacom Exchangeable.  Liberty’s holding in Viacom common stock remains attributed to Liberty Capital.

Reserve Primary Fund

On October 31st, Liberty received a cash payment from the Primary Reserve Fund of $268.5 million of the $523 million currently held by the Fund for the account of Liberty.  This holding is attributed to Liberty Capital.

Tender Offer Details

Liberty intends to use approximately $300 million of cash to purchase a portion of the outstanding principal amount (plus accrued interest) of Liberty Media LLC’s 8.5% senior debentures due 2029 and 8.25% senior debentures due 2030 through a modified dutch auction tender offer procedure.  Liberty expects that the minimum and maximum purchase price for both series will be $550.00 and $620.00 per $1,000 principal amount, respectively.  The debentures are attributable to the Liberty Interactive tracking stock group.  The terms and conditions of the tender offer will be described in an offer to purchase and related letter of transmittal that will be sent to debenture holders when we commence the tender offer.  Nothing in this release shall be deemed to constitute an offer to purchase or a solicitation of any offer to sell the debentures or any other securities.  The tender offer will be made solely by the offer to purchase and the related offer documents.  Commencement of the tender offer is expected to occur today.  Liberty has retained Citi and Deutsche Bank Securities to serve as co-dealer managers for the tender offer.

Contact:	Courtnee Ulrich
(720) 875-5420

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding our expected receipt of a distribution from the Primary Reserve Fund and our expected launch of a tender offer for two series of our debentures.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.